Exhibit (j)

[COHEN FUND AUDIT SERVICES LOGO]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 26, 2015, relating to the financial statements and financial highlights of Frontier Funds, Inc. comprising Frontier MFG Global Equity Fund, Frontier MFG Global Plus Fund, Frontier MFG Core Infrastructure Fund, Frontier Timpani Small Cap Growth Fund, Frontier Netols Small Cap Value Fund, and Frontier Phocus Small Cap Value Fund (the “Funds”), for the year ended June 30, 2015, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

March 17, 2016

COHEN FUND AUDIT SERVICES, LTD.  │CLEVELAND │ MILWAUKEE │ 216-649-1700

cohenfund.com

Registered with the Public Company Accounting Oversight Board.